UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

January 10, 2024
Date of Report (date of earliest event reported)

Ekso Bionics Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-37854		99-0367049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

101 Glacier Point, Suite A	San Rafael	California	94901
(Address of Principal Executive Offices)			(Zip Code)

(510) 984-1761
Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EKSO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 8.01         Other Events

On January 10, 2024, Ekso Bionics Holdings, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”), pursuant to which the Company agreed to sell and issue to the Purchasers an aggregate of 2,967,742 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in a registered direct offering (the “Offering”) at an offering price of $1.55 per share. The Offering closed on or about January 16, 2024, subject to satisfaction of customary closing conditions.

The net proceeds of the Offering are expected to be approximately $4.0 million after deducting placement agent fees and expenses and other estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for general corporate purposes, which may include research and development activities, selling, general and administrative costs, strategic initiatives and to meet working capital needs.

The Shares were offered pursuant to the Company’s effective registration statement on Form S-3 and accompanying base prospectus (File No. 333-272607), previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). The Company filed a prospectus supplement with the SEC in connection with the sale of the Shares.

A.G.P./Alliance Global Partners (the “Placement Agent”) acted as the exclusive placement agent for the Offering. The Company paid the Placement Agent a placement agent fee in an amount equal to seven percent (7%) of the aggregate gross proceeds in the Offering and reimbursed $60,000 of the Placement Agent’s out-of-pocket legal expenses as well as $10,000 of non-accountable expenses of the Placement Agent.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, conditions to closing, indemnification obligations of the Company and the Purchasers, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the form of Purchase Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

On May 24, 2019, the Company issued warrants to purchase up to 444,444 shares of Common Stock, of which warrants to purchase 193,060 shares remain outstanding (the “May 2019 Warrants”). In advance of the Offering, the May 2019 Warrants had an exercise price of $3.52 per share. The May 2019 Warrants include a price-based anti-dilution adjustment provision. Accordingly, as a result of the Offering, the exercise price of the May 2019 Warrants was decreased to a $1.55 price per share.

Item 9.01         Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

5.1	Opinion of Snell & Wilmer L.L.P.

23.1	Consent of Snell & Wilmer L.L.P. (included in the opinion of Snell & Wilmer L.L.P. filed as Exhibit 5.1 hereto)

99.1*	Form of Securities Purchase Agreement, dated January 10, 2024, by and among the Company and the Purchasers thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*          Exhibits and schedules have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K and will be furnished to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EKSO BIONICS HOLDINGS, INC.
By:	/s/ Jerome Wong
Name:	Jerome Wong
Title:	Chief Financial Officer

Dated:	January 16, 2024